Exhibit 3.1

Execution Version

AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GULFPORT ENERGY CORPORATION

Gulfport Energy Corporation (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1. The name of the Corporation is “Gulfport Energy Corporation.” The date of filing of the Corporation’s original Certificate of Incorporation with the Secretary of State of the State of Delaware is April 30, 2021.

2. In accordance with the provisions of Section 303 of the DGCL, this Amended and Restated Certificate of Incorporation (the “Certificate”) has been filed pursuant to an order for relief with respect to the Corporation, which order for relief was entered in the United States Bankruptcy Court for the Southern District of Texas, Houston Division, on April 28, 2021. Such order for relief provides for the issuance of capital stock for cash or exchange of other securities, rights or property and fixes and determines the rights, preferences, restrictions and other matters relating to such capital stock.

3. The Certificate restates and integrates and further amends the provisions of the certificate of incorporation of the Corporation to provide in its entirety as follows:

Article I
NAME

The name of the corporation is Gulfport Energy Corporation (the “Corporation”).

Article II
REGISTERED OFFICE AND AGENT

The address of the Corporation’s registered office in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808, County of New Castle. Corporation Service Company is the Corporation’s registered agent at this address.

Article III
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”), within or without the State of Delaware.

Article IV
DURATION

The duration of the Corporation shall be in perpetuity, or such maximum period as may be authorized by the laws of Delaware.

Article V
AUTHORIZED CAPITAL

The Corporation is hereby authorized to issue a total of forty-two million one hundred ten thousand (42,110,000) shares of capital stock which shall be subdivided into classes as follows:

1. Forty-two million (42,000,000) shares of the Corporation’s capital stock shall be denominated as Common Stock, have a par value of $0.0001 per share (the “Common Stock”), and have the rights, powers and preferences set forth in this paragraph. Subject to applicable and law and the rights, if any, of holders of any outstanding series of Preferred Stock, the holders of Common Stock shall share ratably, with all other classes of common equity, in any dividends that may, from time to time, be declared by the Board of Directors. Subject to applicable and law and the rights, if any, of holders of any outstanding series of Preferred Stock, the holders of Common Stock shall share ratably, with all other classes of common equity, if any, in any assets of the Corporation that are available for distribution to the holders of common equity securities of the Corporation upon the dissolution or liquidation of the Corporation. Except as otherwise provided in this Certificate of Incorporation or by applicable law, the holders of Common Stock shall be entitled to cast one vote per share on all matters that are submitted for a vote of the stockholders. There are no redemption or sinking fund provisions that are applicable to the Common Stock of the Corporation. Subject only to the requirements of the DGCL and the foregoing limits, the Board of Directors is expressly authorized to issue shares of Common Stock without stockholder approval, at any time and from time to time, to such persons and for such consideration as the Board of Directors shall deem appropriate under the circumstances.

2. One hundred ten thousand (110,000) shares of the Corporation’s authorized capital stock shall be denominated as Preferred Stock, par value of $0.0001 per share (the “Preferred Stock”), of which one hundred ten thousand (110,000) are designated as Series A Convertible Preferred Stock, having the description set forth on Exhibit A attached hereto (the “Series A Terms”) and incorporated by reference herein. Except as otherwise required by law, holders of any series of Preferred Stock, as such, shall be entitled only to such voting rights, if any, as shall expressly be granted thereby by this Certificate of Incorporation (including the Series A Terms). Authorized and unissued shares of Preferred Stock may be issued from time to time in one or more additional series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such Series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and except as otherwise provided in this Certificate of Incorporation (including the Series A Terms) or by applicable law, the Board of Directors is hereby expressly granted authority to fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, of each such series of Preferred Stock, including, but without limiting the generality of the foregoing, the following:

(a)	The distinctive designation of, and the number of shares of Preferred Stock that shall constitute, each series of Preferred Stock, which number (except as otherwise provided by the Board of Directors in the resolution establishing such series) may be increased or decreased (but not below the number of shares of such series then outstanding) from time to time by the Board of Directors without prior approval of the holders of such series;

(b)	The rights in respect of dividends, if any, of such series of Preferred Stock, the extent of the preference or relation, if any, of such dividends payable on any other class or classes or any other series of the same or other class or classes of capital stock of the Corporation, and whether such dividends shall be cumulative or non-cumulative;

(c)	The right, if any, of the holders of such series of Preferred Stock to convert the same into, or exchange the same for, shares of any other class or classes or of any other series of the same or any other class or classes of capital stock of the Corporation and the terms and conditions of such conversion or exchange, including, without limitation, whether or not the number of shares of such other class or series into which shares of such series may be converted or exchanged shall be adjusted in the event of any stock split, stock dividend, subdivision, combination, reclassification or other transaction or series of transactions affecting the class or series into which such series of Preferred Stock may be converted or exchanged;

(d)	Whether or not shares of such series of Preferred Stock shall be subject to redemption, and the redemption price or prices and the time or times at which, and the terms and conditions on which, shares of such series of Preferred Stock may be redeemed;

(e)	The rights, if any, of the holder of such series of Preferred Stock upon the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or in the event of any merger or consolidation of or sale of assets by the Corporation;

(f)	The terms of sinking fund or redemption or repurchase account, if any, to be provided for shares of such series of Preferred Stock;

(g)	The voting powers, if any, of the holders of any series of Preferred Stock generally or with respect to any particular matter, which may be less than, equal to or greater than one vote per share, and which may, without limiting the generality of the foregoing, include the right, voting as a series by itself or together with the holders of any other series of Preferred Stock or all series of Preferred Stock as a class, to elect one or more directors of the Corporation (which, without limiting the generality of the foregoing, may include a specified number or portion of the then-existing number of authorized directorships of the Corporation, or a specified number or portion of directorships in addition to the then-existing number of authorized directorships of the Corporation), generally or under such specific circumstances and on such conditions, as shall be provided in the resolution or resolutions of the Board of Directors adopted pursuant hereto; and

(h)	Such other powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions thereof, as the Board of Directors shall determine.

Upon the creation of any new series of Preferred Stock of the Corporation, the Board of Directors shall prepare and file with the Secretary of State of the State of Delaware and pursuant to the applicable provisions of the DGCL a certificate setting forth the rights and preferences of such series of Preferred Stock, which certificate as so filed shall be deemed an amendment to this Certificate of Incorporation and shall not require the consent of any stockholder other than as expressly required by this Certificate of Incorporation (including the Series A Terms).

3. In addition to the Common Stock and Preferred Stock described above, the Board of Directors is authorized to cause the issuance of any options, rights, warrants or appreciation rights relating to any equity or debt security of the Corporation and which may have rights or preference junior or senior to any equity or debt security of the Corporation from time to time on terms and conditions established by the Board of Directors in accordance with applicable law and except as otherwise provided in this Certificate of Incorporation (including the Series A Terms).

4. Except to the extent that such rights are specifically enumerated in a certificate setting forth the rights and preferences of a specific series of Preferred Stock or other securities of the Corporation, no stockholder shall have any preemptive, preferential or other right, including, without limitation, with respect to (i) the issuance or sale of additional Common Stock of the Corporation, (ii) the issuance or sale of additional Preferred Stock of the Corporation, (iii) the issuance of any obligation and/or evidence of indebtedness of the Corporation which is or may be convertible into or exchangeable or exercisable for, or accompanied by any rights to receive, purchase or subscribe to, any shares of Common Stock, Preferred Stock or other securities of the Corporation, (iv) the issuance of any right of subscription to, or right to receive, any warrant or option for the purchase of any Common Stock, Preferred Stock or other securities of the Corporation or (v) the issuance or sale of any other equity or debt securities that may be issued or sold by the Corporation from time to time.

5. Except to the extent that such rights are specifically enumerated herein (including the Series A Terms and any subsequent certificate of designations) or in a certificate setting forth the rights and preferences of a specific series of Preferred Stock or other security of the Corporation, notwithstanding the provisions of Section 242(b)(2) of the DGCL, the authorized number of shares of any class or series of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote, and no separate vote of such class or series of stock the authorized number of which is to be increased or decreased shall be necessary to effect such change.

6. Notwithstanding anything in this Certificate of Incorporation to the contrary, the Corporation may not issue non-voting equity securities of any class, series or other designation to the extent prohibited by Section 1123(a)(6) of Chapter 11 of the United States Bankruptcy Code (11 U.S.C. §§ 101-1330), as amended (the “Bankruptcy Code”); provided, however, that the foregoing restriction (i) shall have no further force and effect beyond that required under such Section 1123(a)(6) of the Bankruptcy Code nor after such Section 1123(A)(6) of the Bankruptcy Code no longer applies to the Corporation, and (ii) may be amended or eliminated in accordance with applicable laws as from time to time may be in effect.

Article VI
RIGHTS AND POWERS OF STOCKHOLDERS

Meetings of stockholders may be held within or without the State of Delaware, at such date and time as is requested by the person or persons calling the meeting, within the limits fixed by law. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the By-Laws of the Corporation.

Article VII
DIRECTORS

1. The business and affairs of the Corporation shall be conducted and managed by, or under the direction of, the Board of Directors. The exact number of directors of the Corporation shall be fixed by the Board of Directors as provided in the By-Laws.

2. The personal liability of the directors of the Corporation is hereby eliminated to the fullest extent permitted by the DGCL (including, without limitation, paragraph (7) of subsection (b) of Section 102 thereof), as the same may be amended and supplemented from time to time. If the DGCL hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended DGCL. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

3. The election of directors of the Corporation need not be by written ballot, unless the By-Laws of the Corporation otherwise provide.

Article VIII
AMENDMENTS TO THE CERTIFICATE OF
INCORPORATION AND BY-LAWS

1. The Corporation reserves the right to amend, alter, change or repeal, from time to time, any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation of powers.

2. The Board shall have the power to make, adopt, alter, amend and repeal from time to time the By-Laws of the Corporation by the affirmative vote of a majority of the directors present at any regular or special meeting of the Board of Directors at which a quorum is present in any manner not inconsistent with the laws of the State of Delaware, subject to the right of the stockholders entitled to vote with respect thereto to adopt, amend and repeal By-Laws made by the Board of Directors.

Article IX
SECTION 203 – BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

Article X
EXCLUSIVE FORUM

1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director or officer of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action asserting a claim against the Corporation or any director or officer of the Corporation arising pursuant to any provision of the DGCL or this Certificate of Incorporation or the Bylaws (as either may be amended and/or restated from time to time), or (iv) any action asserting a claim against the Corporation or any director or officer of the Corporation governed by the internal affairs doctrine; provided, that, if and only if the Court of Chancery of the State of Delaware dismisses any such action for lack of subject matter jurisdiction, such action may be brought in another state court sitting in the State of Delaware. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Section (1) of this Article X.

2. Unless the Corporation consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. To the fullest extent permitted by law, any person purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consents to the provisions of this Section (2) of this Article X.

Article XI
RESTRICTIONS ON THE TRANSFER OF SHARES OF THE CORPORATION’S CAPITAL STOCK

To ensure the preservation of certain tax attributes for the benefit of the Corporation and its shareholders, certain restrictions on the transfer of Corporation Securities (as defined below) are hereby established as more fully set forth in this Article XI:

1. Definitions and Interpretation.

The following capitalized terms have the meanings ascribed below when used in this Article XI with initial capital letters (and any references in this Article XI to any portions of Treasury Regulations §§ 1.382-2T, 1.382-2, 1.382-3 and 1.382-4 shall include any successor provisions):

(a)	“4.9% Shareholder” means a Person whose Percentage Stock Ownership equals or exceeds 4.9% of the Corporation’s then-outstanding Capital Stock, whether directly or indirectly, and including Capital Stock such Person would be deemed to constructively own or which otherwise would be aggregated with Capital Stock owned by such Person pursuant to Section 382 of the Internal Revenue Code, or any successor provision or replacement provision and the applicable Treasury Regulations thereunder.

(b)	“5.0% Shareholder” has the meaning set forth in Section 382(k)(7) of the Internal Revenue Code and the applicable Treasury Regulations thereunder.

(c)	“Capital Stock” means any interest that would be treated as “stock” of the Corporation pursuant to Treasury Regulations § 1.382-2(a)(3) or § 1.382-2T(f)(18).

(d)	“Corporation Securities” means (i) Capital Stock, including Common Stock and Preferred Stock (other than preferred stock described in Section 1504(a)(4) of the Internal Revenue Code) and (ii) warrants, rights or options (including options within the meaning of Treasury Regulations § 1.382-4(d)(9) and § 1.382-2T(h)(4)(v)) to purchase Securities of the Corporation.

(e)	“Expiration Date” means the earliest of (i) the repeal of Section 382 of the Internal Revenue Code or any successor statute, if the Board of Directors determines that this Article XI is no longer necessary or desirable for the preservation of Tax Benefits, (ii) the close of business on the first day of a taxable year of the Corporation as to which the Board of Directors determines that no Tax Benefits may be carried forward, and (iii) such date as the Board of Directors shall fix.

(f)	“Internal Revenue Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

(g)	“owner shift” has the meaning set forth in Section 382(g)(2) of the Internal Revenue Code and the applicable Treasury Regulations thereunder.

(h)	“Percentage Stock Ownership” means the percentage Stock Ownership interest of any Person or group (as the context may require) for purposes of Section 382 of the Internal Revenue Code as determined in accordance with the Treasury Regulations § 1.382-2T(g), (h) (but without regard to Treasury Regulations § 1.382-2T(h)(2)(i)(A)), (j) and (k) or any successor provision.

(i)	“Person” means any individual, firm, corporation or other legal entity, including persons treated as an entity pursuant to Treasury Regulations § 1.382-3(a)(1)(i), and including any successor (by merger or otherwise) of such entity.

(j)	“Prohibited Distributions” means any and all dividends or other distributions paid by the Corporation with respect to any Excess Securities received by a Purported Transferee.

(k)	“Prohibited Transfer” means any Transfer or purported Transfer of Corporation Securities to the extent that such Transfer is prohibited and/or void under this Article XI.

(l)	“Stock Ownership” means any direct or indirect ownership of Capital Stock, including any ownership by virtue of application of constructive ownership rules, with such direct, indirect and constructive ownership determined under the provisions of Section 382 of the Internal Revenue Code and the Treasury Regulations thereunder.

(m)	“Tax Benefits” means the net operating loss carryforwards, capital loss carryforwards, general business credit carryforwards, alternative minimum tax credit carryforwards and foreign tax credit carryforwards, as well as any loss or deduction attributable to a “net unrealized built-in loss” of the Corporation or any direct or indirect subsidiary thereof, within the meaning of Sections 382 and 383 of the Internal Revenue Code.

(n)	“testing period” has the meaning set forth in Section 382(i) of the Internal Revenue Code and the applicable Treasury Regulations thereunder.

(o)	“Threshold Level Determination” means a determination by the Board of Directors that there has been, or would be if any proposed Transfer or Transfers were effectuated, greater than or equal to 30 percentage points of owner shift involving the Corporation’s 5.0% Shareholders during the relevant testing period.

(p)	“Transfer” means any direct or indirect sale, transfer, assignment, conveyance, pledge or other disposition or other action taken by a Person (other than the Corporation) that alters the Percentage Stock Ownership of any Person. A Transfer also shall include the creation or grant of an option (including an option within the meaning of Treasury Regulations §§ 1.382-4(d)(9) and 1.382-2T(h)(4)(v)). To avoid doubt, a Transfer shall not include the creation or grant of an option by the Corporation, nor shall a Transfer include the issuance of Corporation Securities by the Corporation.

(q)	“Transferee” means any Person to whom Corporation Securities are Transferred.

(r)	“Treasury Regulations” means the regulations, including temporary regulations or any successor regulations promulgated under the Internal Revenue Code, as amended from time to time.

2. Transfer and Ownership Restrictions. If the Board of Directors makes a Threshold Level Determination, it shall promptly announce such Threshold Level Determination by means of a press release and the filing of a Current Report on Form 8-K with the Securities and Exchange Commission. In order to preserve the Tax Benefits, from and after the Threshold Level Determination and up until the Expiration Date, no Person (including the U.S. government or any agency or instrumentality thereof) other than the Corporation shall, except as provided in Section 3 of this Article XI, Transfer to any Person (and any such attempted Transfer, including through an agreement entered into prior to the Expiration Date, shall be void ab initio) any direct or indirect interest in any Corporation Securities to the extent that such Transfer (or any series of related Transfers of which such Transfer is a part), if effective, would cause the Transferee or any other Person to become a 4.9% Shareholder, or would cause the Percentage Stock Ownership of any 4.9% Shareholder to increase (any such Transfer, a “4.9% Transaction”). This Section 2 of this Article XI shall not preclude either the Transfer to the Depository Trust Company (“DTC”), Clearing and Depository Services (“CDS”) or any other securities intermediary, as such term is defined in § 8102(14) of the Uniform Commercial Code, of Corporation Securities not previously held through DTC, CDS or such intermediary or the settlement of any transactions in the Corporation Securities entered into through the facilities of a national securities exchange, any national securities quotation system or any electronic or other alternative trading system; provided that, if such Transfer or the settlement of the transaction would result in a Prohibited Transfer, such Transfer shall nonetheless be a Prohibited Transfer subject to all of the provisions and limitations set forth in the remainder of this Article XI.

3. Exceptions to Transfer and Ownership Restrictions.

(a)	Any Transfer of Corporation Securities that would otherwise be prohibited pursuant to Section 2 of this Article XI shall nonetheless be permitted if prior to such Transfer being consummated (or, in the case of an involuntary Transfer, as soon as practicable after such Transfer is consummated), the Board of Directors approves the Transfer in accordance with Section 3(b) of this Article XI (such approval may relate to a Transfer or series of identified Transfers and may provide the effective time of such Transfer).

(b)	The restrictions set forth in Section 2 of this Article XI shall not apply to a proposed Transfer that is a 4.9% Transaction if the transferor or the Transferee obtains the authorization of the Board of Directors in the manner described below:

(i). In connection therewith, any Person who desires to effect a transaction that may be a 4.9% Transaction (a “Requesting Person”) shall, at least fifteen business days prior to the date of such transaction for which the Requesting Person seeks authorization (the “Proposed Transaction”), request in writing (a “Request”) that the Board of Directors review the Proposed Transaction and authorize or not object to the Proposed Transaction in accordance with this Section 3(b) of this Article XI. A Request shall be delivered by registered mail, return receipt requested, to the Secretary of the Corporation at the Corporation’s principal executive office. Such Request shall be deemed to have been made when actually received by the Corporation. A Request shall include: (A) the name and address and telephone number of the Requesting Person; (B) the number of Corporation Securities beneficially owned by, and Percentage Stock Ownership of, the Requesting Person; (C) a reasonably detailed description of the Proposed Transaction or Proposed Transactions by which the Requesting Person would propose to effect a 4.9% Transaction and the proposed tax treatment thereof; and (D) the information described in clauses (A) and (B) of this paragraph with respect to the parties to the Proposed Transaction other than the Requesting Person.

(ii). The Board of Directors shall, in good faith, endeavor to respond to a Request within ten business days of receiving such Request; provided that the failure of the Board of Directors to make a determination within such period shall be deemed to constitute the denial by the Board of Directors of the Request.

(iii). The Requesting Person shall respond promptly to reasonable requests for additional information from the Corporation or the Board of Directors and its advisors to assist the Board of Directors in making its determination. The Board of Directors shall only authorize a Proposed Transaction if it determines in its sole discretion that granting the Request is in the best interests of the Corporation or it determines in good faith that the Proposed Transaction, considered alone or with other transactions (including, without limitation, past, concurrent, contemplated or anticipated transactions (whether by the Corporation, by another Person pursuant to a Request or otherwise, whether or not the transaction was a Prohibited Transfer) and transactions involving Corporation Securities (including issuances and redemptions) not currently contemplated but which, in the business judgment of the Board of Directors, the Corporation should retain the flexibility to pursue) would not create a material risk that the Tax Benefits may be jeopardized as a result of the application of Sections 382 and 383 of the Tax Code, allowing for a reasonable margin of safety; provided, that, if multiple Requests are submitted to the Board of Directors at approximately the same time and all such Requests would not be approved pursuant to this sentence, the Board of Directors may determine any reasonable method to apply the provisions of this sentence to such Requests. As a condition of granting its approval pursuant to this Section 3 of this Article XI, the Board of Directors may, in its sole discretion, impose any conditions that it deems reasonable and appropriate in connection with authorizing any Proposed Transaction, including requiring an affidavit or representations and warranties from the transferor and/or Transferee, and/or opinions of counsel (at the sole cost and expense of the transferor and/or Transferee) rendered by counsel selected by (or acceptable to) the Board of Directors. Any Request may be submitted on a confidential basis and, except to the extent (A) required by applicable law or regulation, (B) required pursuant to a valid and effective subpoena, order or request issued by a court of competent jurisdiction or by a governmental or regulatory body or authority or (C) provided to any regulatory or governmental authorities with jurisdiction over the Corporation and its affiliates, the Corporation shall maintain the confidentiality of such Request and the determination of the Board of Directors with respect thereto for a period of three years from the date of the Request, unless the information contained in the Request or the determination of the Board of Directors with respect thereto otherwise becomes publicly available.

(c)	In addition to Section 3(b) of this Article XI, the Board of Directors may determine that the restrictions set forth in Section 2 of this Article XI, shall not apply to any particular transaction or transactions, whether or not a request has been made to the Board of Directors, including a Request pursuant to Section 3(b) of this Article XI. Any determination of the Board of Directors hereunder may be made prospectively or retroactively.

4. Excess Securities.

(a)	Neither the Corporation nor any of its employees or agents shall record any Prohibited Transfer, and the purported transferee of such a Prohibited Transfer (the “Purported Transferee”) shall not be recognized as a shareholder of the Corporation for any purpose whatsoever in respect of the Corporation Securities that are the subject of the Prohibited Transfer (the “Excess Securities”). Until the Excess Securities are acquired by another Person in a Transfer that is not a Prohibited Transfer, the Purported Transferee shall not be entitled, with respect to such Excess Securities, to any rights of shareholders of the Corporation, including the right to vote such Excess Securities and to receive dividends or distributions, whether liquidating or otherwise, in respect thereof, if any, and the Excess Securities shall be deemed to remain with the purported transferor unless and until the Excess Securities are transferred to the Agent pursuant to Section 5 of this Article XI or until an approval is obtained under Section 3 of this Article XI. After the Excess Securities have been acquired in a Transfer that is not a Prohibited Transfer, the Corporation Securities shall cease to be Excess Securities. For this purpose, any Transfer of Excess Securities not in accordance with the provisions of this Section 4 or 5 of this Article XI shall also be a Prohibited Transfer.

5. Transfer to Agent. If the Board of Directors determines that a Transfer of Corporation Securities constitutes a Prohibited Transfer then, upon written demand by the Corporation sent within 30 days of the date on which the Board of Directors determines that the attempted Transfer would result in Excess Securities, the Purported Transferee shall transfer or cause to be transferred any certificate or other evidence of ownership of the Excess Securities within the Purported Transferee’s possession or control, together with any Prohibited Distributions, to an agent designated by the Board of Directors (the “Agent”). The Agent shall thereupon sell to a buyer or buyers, which may include the Corporation, the Excess Securities transferred to it in one or more arm’s-length transactions (on the public securities market on which such Excess Securities are traded, if possible, or otherwise privately); provided, however, that any such sale must not constitute a Prohibited Transfer; and provided, further, that the Agent shall effect such sale or sales in an orderly fashion and shall not be required to effect any such sale within any specific time frame if, in the Agent’s discretion, such sale or sales would disrupt the market for the Corporation Securities, would otherwise adversely affect the value of the Corporation Securities or would be in violation of applicable securities laws. If the Purported Transferee has resold the Excess Securities before receiving the Corporation’s demand to surrender Excess Securities to the Agent, the Purported Transferee shall be deemed to have sold the Excess Securities for the Agent, and shall be required to transfer to the Agent any Prohibited Distributions and proceeds of such sale, except to the extent that the Corporation grants written permission to the Purported Transferee to retain a portion of such sales proceeds not exceeding the amount that the Purported Transferee would have received from the Agent pursuant to Section 6 of this Article XI if the Agent rather than the Purported Transferee had resold the Excess Securities (taking into account the actual costs incurred by the Agent).

6. Application of Proceeds and Prohibited Distributions. The Agent shall apply any proceeds of a sale by it of Excess Securities and, if the Purported Transferee has previously resold the Excess Securities, any amounts received by it from a Purported Transferee, together, in either case, with any Prohibited Distributions, as follows:

(a)	first, such amounts shall be paid to the Agent to the extent necessary to cover its costs and expenses incurred in connection with its duties hereunder;

(b)	second, any remaining amounts shall be paid to the Purported Transferee, up to the amount paid by the Purported Transferee for the Excess Securities (or, in the event the purported Transfer of the Excess Securities was, in whole or in part, a gift, inheritance or similar Prohibited Transfer without consideration, the fair market value, (1) calculated on the basis of the closing market price for the Corporation Securities on the day before the Prohibited Transfer or, (2) if the Corporation Securities are not listed or admitted to trading on any stock exchange but are traded in the over-the- counter market, calculated based upon the difference between the highest bid and lowest asked prices, as such prices are reported by the National Association of Securities Dealers through its NASDAQ system or any successor system on the day before the Prohibited Transfer or, if none, on the last preceding day for which such quotations exist, or (3) if the Corporation Securities are neither listed nor admitted to trading on any stock exchange nor traded in the over-the-counter market, then as determined in good faith by the Board of Directors); and

(c)	third, any remaining amounts shall be paid to one or more organizations qualifying under Section 501(c)(3) of the Internal Revenue Code (or any comparable successor provision) selected by the Board of Directors.

The Purported Transferee of Excess Securities shall have no claim, cause of action or any other recourse whatsoever against any purported transferor of Excess Securities. The Purported Transferee’s sole right with respect to such shares shall be limited to the amount payable to the Purported Transferee pursuant to this Section 6 of this Article XI. In no event shall the proceeds of any sale of Excess Securities pursuant to this Section 6 of this Article XI inure to the benefit of the Corporation or the Agent, except to the extent used to cover costs and expenses incurred by Agent in performing its duties hereunder.

7. Modification of Remedies for Certain Indirect Transfers. In the event of any Transfer that does not involve a transfer of securities of the Corporation within the meaning of Delaware law (“Securities” and individually, a “Security”) but that would cause the Transferee or any other Person to become a 4.9% Shareholder, or would increase the Percentage Stock Ownership of a 4.9% Shareholder, the application of Section 5 and Section 6 of this Article XI shall be modified as described in this Section 7 of this Article XI. In such case, no such Transferee shall be required to dispose of any interest that is not a Security, but such Transferee or the 4.9% Shareholder or other Person to whom the non-Security interests is attributed shall be deemed to have engaged in a Prohibited Transaction and shall be required to dispose of sufficient Securities (which Securities shall be disposed of in the inverse order in which they were acquired) to cause such Person, following such disposition, not to be in violation of this Article XI Such disposition shall be deemed to occur simultaneously with the Transfer giving rise to the application of this provision, and such number of Securities that are deemed to be disposed of shall be considered Excess Securities and shall be disposed of through the Agent as provided in Sections 5 and 6 of this Article XI except that the maximum aggregate amount payable to such 4.9% Shareholder or other Person that was the direct holder of such Excess Securities shall be the fair market value of such Excess Securities at the time of the purported Transfer. All expenses incurred by the Agent in disposing of such Excess Securities shall be paid out of any amounts due such 4.9% Shareholder or other Person. The purpose of this Section 7 of this Article XI is to extend the restrictions in Section 2 of this Article XI to situations in which a Transferee or any other Person becomes a 4.9% Shareholder, or the Percentage Stock Ownership of any 4.9% Shareholder increases, without a direct Transfer of Corporation Securities, and this Section 7 of this Article XI, along with the other provisions of this Article XI, shall be interpreted to produce the same results, with differences as the context requires, as a direct Transfer of Corporation Securities.

8. Legal Proceedings and Prompt Enforcement. If the Purported Transferee fails to surrender the Excess Securities or the proceeds of a sale thereof to the Agent within 30 days from the date on which the Corporation makes a written demand pursuant to Section 5 of this Article XI (whether or not made within the time specified in Section 5 of this Article XI), then the Corporation may take such actions as it deems appropriate to enforce the provisions hereof, including the institution of legal proceedings to compel the surrender. Nothing in this Section 7 of this Article XI shall (a) be deemed inconsistent with any Transfer of the Excess Securities provided in this Article XI being void ab initio, (b) preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand or (c) cause any failure of the Corporation to act within the time periods set forth in Section 5 of this Article XI to constitute a waiver or loss of any right of the Corporation under this Article XI. The Board of Directors may authorize such additional actions as it deems advisable to give effect to the provisions of this Article XI.

9. Obligation to Provide Information. The Corporation may require, as a condition to the registration of any Transfer of Corporation Securities or the payment of any distribution on any Corporation Securities, that the proposed Transferee or payee furnish to the Corporation all information reasonably requested by the Corporation with respect to such proposed Transferee’s or payee’s direct or indirect ownership interests in such Corporation Securities. The Corporation may make such arrangements or issue such instructions to its stock transfer agent as may be determined by the Board of Directors to be necessary or advisable to implement this Article XI, including authorizing such transfer agent to require an affidavit from a Purported Transferee regarding such Person’s actual and constructive ownership of Corporation Securities and other evidence that a Transfer will not be prohibited by this Article XI as a condition to registering any Transfer.

10. Legends. The Board of Directors may require that any certificates issued by the Corporation evidencing ownership of shares of Capital Stock, or any other evidence issued by the Corporation of uncertificated shares of Capital Stock, that are subject to the restrictions on transfer and ownership contained in this Article XI bear the following legend:

THE CERTIFICATE OF INCORPORATION (THE “CERTIFICATE OF INCORPORATION”) OF GULFPORT ENERGY CORPORATION (THE “CORPORATION”) CONTAINS RESTRICTIONS PROHIBITING THE TRANSFER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) OF STOCK OF THE CORPORATION (INCLUDING THE CREATION OR GRANT OF CERTAIN OPTIONS, RIGHTS AND WARRANTS) WITHOUT THE PRIOR AUTHORIZATION OF THE BOARD OF DIRECTORS OF THE CORPORATION (THE “BOARD OF DIRECTORS”) IF SUCH TRANSFER AFFECTS THE PERCENTAGE OF STOCK OF THE CORPORATION (WITHIN THE MEANING OF SECTION 382 OF THE INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE “CODE”), AND THE TREASURY REGULATIONS PROMULGATED THEREUNDER), THAT IS TREATED AS OWNED BY A 4.9% SHAREHOLDER (AS DEFINED IN THE CERTIFICATE OF INCORPORATION). IF THE TRANSFER RESTRICTIONS ARE VIOLATED, THEN THE TRANSFER WILL BE VOID AB INITIO AND THE PURPORTED TRANSFEREE OF THE STOCK WILL BE REQUIRED TO TRANSFER EXCESS SECURITIES (AS DEFINED IN THE CERTIFICATE OF INCORPORATION) TO THE CORPORATION’S AGENT. IN THE EVENT OF A TRANSFER THAT DOES NOT INVOLVE SECURITIES OF THE CORPORATION WITHIN THE MEANING OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE (“SECURITIES”) BUT THAT WOULD VIOLATE THE TRANSFER RESTRICTIONS, THE PURPORTED TRANSFEREE (OR OTHER RECORD OWNER) OF SECURITIES TO WHICH SUCH NON-SECURITIES ARE ATTRIBUTABLE WILL BE REQUIRED TO TRANSFER SUFFICIENT SECURITIES PURSUANT TO THE TERMS PROVIDED FOR IN THE CERTIFICATE OF INCORPORATION TO CAUSE THE 4.9% SHAREHOLDER TO NO LONGER BE IN VIOLATION OF THE TRANSFER RESTRICTIONS. THE CORPORATION WILL FURNISH WITHOUT CHARGE TO THE HOLDER OF RECORD OF THIS CERTIFICATE A COPY OF THE CERTIFICATE OF INCORPORATION CONTAINING THE ABOVE-REFERENCED TRANSFER RESTRICTIONS, UPON WRITTEN REQUEST TO THE CORPORATION AT ITS PRINCIPAL PLACE OF BUSINESS.

The Board of Directors may also require that any certificates issued by the Corporation evidencing ownership of shares of Capital Stock, or any other evidence issued by the Corporation of uncertificated shares of Capital Stock, that are subject to conditions imposed by the Board of Directors under Section 3 of this Article XI also bear a conspicuous legend referencing the applicable restrictions.

The Corporation may make appropriate notations upon its stock transfer records or other evidence of ownership to instruct any transfer agent, registrar, securities intermediary or depository with respect to the requirements of this Article XI for any uncertificated Corporation Securities or Corporation Securities held in an indirect holding system.

11. Authority of Board of Directors.

(a)	All determinations and interpretations of the Board of Directors shall be interpreted or determined, as the case may be, by the Board of Directors, in its sole discretion and shall be conclusive and binding for all purposes of this Article XI.

(b)	The Board of Directors shall have the power to determine all matters necessary for assessing compliance with this Article XI, including (i) the identification of 4.9% Shareholders, (ii) whether a Transfer is a 4.9% Transaction or a Prohibited Transfer, (iii) the Percentage Stock Ownership in the Corporation of any 4.9% Shareholder, (iv) whether any instrument constitutes Corporation Securities, (v) the amount (or fair market value) due to a Purported Transferee pursuant to Section 6 of this Article XI, (vi) the Expiration Date and (vii) any other matters which the Board of Directors determines to be relevant; and the good faith determination of the Board of Directors on such matters shall be conclusive and binding for all the purposes of this Article XI. In addition, the Board of Directors may, to the extent permitted by applicable law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the provisions of this Article XI for purposes of determining whether any Transfer of Corporation Securities or non-Security interests in the Corporation would jeopardize or endanger the Corporation’s ability to preserve and use the Tax Benefits and for the orderly application, administration and implementation of this Article XI.

(c)	Nothing contained in this Article XI shall limit the authority of the Board of Directors to take such other action to the extent permitted by applicable law as it deems necessary or advisable to protect the Corporation and its shareholders in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in applicable law making one or more of the following actions necessary or desirable, the Board of Directors may, by adopting a written resolution, (i) modify the ownership interest percentage in the Corporation or the Persons or groups covered by this Article XI, (ii) modify the definitions of any terms set forth in this Article XI or (iii) modify the terms of this Article XI as appropriate, in each case, in order to prevent an ownership change for purposes of Section 382 of the Internal Revenue Code as a result of any changes in applicable Treasury Regulations or otherwise; provided, however, that the Board of Directors shall not cause there to be such modification unless it determines, by adopting a written resolution, that such action is reasonably necessary or advisable to preserve the Tax Benefits or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits. Shareholders of the Corporation shall be notified of such determination through a filing with the Securities and Exchange Commission or such other method of notice as the Secretary of the Corporation shall deem appropriate.

(d)	In the case of an ambiguity in the application of any of the provisions of this Article XI, including any definition used herein, the Board of Directors shall have the power to determine the application of such provisions with respect to any situation based on its reasonable belief, understanding or knowledge of the circumstances. In the event this Article XI requires an action by the Board of Directors but fails to provide specific guidance with respect to such action, the Board of Directors shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of this Article XI. All such actions, calculations, interpretations and determinations which are done or made by the Board of Directors in good faith shall be conclusive and binding on the Corporation, the Agent and all other parties for all other purposes of this Article XI. The Board of Directors may delegate all or any portion of its duties and powers under this Article XI to a committee of the Board of Directors as it deems necessary or advisable and, to the fullest extent permitted by applicable law, may exercise the authority granted by this Article XI through duly authorized officers or agents of the Corporation.

(e)	Nothing in this Article XI shall be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

12. Reliance. To the fullest extent permitted by applicable law, the Corporation and the members of the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, the chief accounting officer or the corporate controller of the Corporation and the Corporation’s legal counsel, independent auditors, transfer agent, investment bankers or other employees and agents in making the determinations and findings contemplated by this Article XI. The members of the Board of Directors shall not be responsible for any good faith errors made in connection therewith. For purposes of determining the existence and identity of, and the amount of any Corporation Securities owned by any shareholder, the Corporation is entitled to rely on the existence and absence of filings of Schedule 13D or 13G under the Securities and Exchange Act of 1934, as amended (or similar filings), as of any date, subject to its actual knowledge of the ownership of Corporation Securities.

13. Benefits of this Article XI. Nothing in this Article XI shall be construed to give to any Person other than the Corporation or the Agent any legal or equitable right, remedy or claim under this Article XI. This Article XI shall be for the sole and exclusive benefit of the Corporation and the Agent.

14. Severability. The purpose of this Article XI is to facilitate the Corporation’s ability to maintain or preserve its Tax Benefits. If any provision of this Article XI or the application of any such provision to any Person or under any circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Article XI.

15. Waiver. With regard to any power, remedy or right provided herein or otherwise available to the Corporation or the Agent under this Article XI, (a) no waiver will be effective unless expressly contained in a writing signed by the waiving party and (b) no alteration, modification or impairment will be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation, which restates, integrates and amends the certificate of incorporation of the Corporation, to be executed by its duly authorized officer, this 17th day of May, 2021.

GULFPORT ENERGY CORPORATION

By:	/s/ Patrick Crane
Name:	Patrick Craine
Title:	General Counsel

[Signature Page to Amended and Restated Certificate of Incorporation]

Exhibit A

Following is a description of the designations, powers, preferences, relative and other special rights, qualifications, limitations, and restrictions of the Series A Convertible Preferred Stock. Any capitalized terms used but not defined in this Exhibit A have the respective meanings ascribed to them in the Certificate of Incorporation, and any terms defined separately in this Exhibit A are defined solely for purposes hereof and shall not apply to the remainder of the Certificate of Incorporation of which this Exhibit A forms a part.

1. Ranking. Each share of the Series A Preferred Stock shall be identical in all respects to every other share of the Series A Preferred Stock, and shall, with respect to dividend rights, redemption rights and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank senior to the Common Stock and each other class of the Corporation’s capital stock and any other series of Preferred Stock established after the Effective Date (all such shares, including, for the avoidance of doubt, the Common Stock, collectively, the “Junior Securities”), except for any capital stock or class or series of preferred stock designated as senior or pari passu to the Series A Preferred Stock and approved pursuant to Section 8 below (in which case, such capital stock, or class or series of preferred stock, shall rank as so designated).

2 . D i v i d e n d s .

(a)  Regular Dividends. Holders of Series A Preferred Stock shall be entitled to receive, to the fullest extent permitted by law, mandatory and cumulative dividends payable quarterly in arrears with respect to each dividend period ending on and including the last calendar day of each three-month period ending March 31, June 30, September 30 and December 31, respectively (each such period, a “Dividend Period” and each such date, a “Dividend Payment Date”), at the Dividend Rate per share of Series A Preferred Stock. The record date for payment of quarterly dividends on the Series A Preferred Stock will be the close of business on the 15th day of the calendar month of the applicable Dividend Payment Date, whether or not such date is a Business Day, and dividends shall only be payable to registered holders of record of the Series A Preferred Stock as such holders appear on the stock ledger of the Corporation at the close of business on the related record date. If any Dividend Payment Date is not a Business Day, the applicable payment shall be due on the next succeeding Business Day.

(b) ) Form of Dividends .

(i) For so long as the quotient obtained by dividing (i) Total Net Funded Debt (as defined in the Exit Facility on the date hereof) by (ii) the last twelve (12) months of EBITDAX (as defined in the Exit Facility on the date hereof) calculated as at the applicable record date for each Dividend Payment Period (such quotient, the “Net Debt/EBITDAX Quotient”) is equal to or greater than 1.50, dividends contemplated by Section 2(a) shall be paid in kind as a dividend of additional shares of Series A Preferred Stock (“PIK Dividends”) for each Dividend Period on the applicable Dividend Payment Date using a price per share equal to the Liquidation Preference; provided, that the Corporation may not issue any fractional shares of Series A Preferred Stock and instead the Corporation may, at the Corporation’s option and subject to the terms of the Exit Facility, as applicable, either (x) round any fractional share of Series A Preferred Stock to be issued up to the nearest whole share or (y) make a cash payment in lieu thereof in an amount equal to the product of (a) the fraction of a share of Series A Preferred Stock that would otherwise be issuable; multiplied by (b) the Liquidation Preference. The PIK Dividend shall compound to principal on a quarterly basis, and shall accrue on, and increase, the Liquidation Preference on a daily basis until the earlier of the Conversion Date and the date of a Liquidation Event. If and to the extent that the Corporation does not for any reason pay the entire dividend payable for a particular Dividend Period as a PIK Dividend (other than, subject to the terms of the Exit Facility, as applicable, for cash in lieu of fractional shares, as contemplated by the preceding sentence or as contemplated by Section 2(b)(ii)), on the applicable Dividend Payment Date for such period (whether or not the payment of dividends is permitted under applicable law or such dividends are declared by the Board of Directors of the Corporation), such unpaid dividends shall be automatically paid as PIK Dividends to the holders of the Series A Preferred Stock as of the record date for the applicable Dividend Payment Date, on the first date on which such PIK Dividends can be paid in accordance with applicable law. PIK Dividends shall be treated for all purposes as a single series with all other shares of Series A Preferred Stock, and shall have the same designations, rights, preferences, powers, restrictions and limitations as all other shares of Series A Preferred Stock, including, without limitation, with respect to the accrual and payment of dividends or distributions. If and to the extent that shares of Series A Preferred Stock shall be represented by a physical certificate, it shall not be necessary for the Corporation to issue additional physical certificates to represent any PIK Dividends, but the outstanding physical certificates may be deemed to represent all such PIK Dividends pro rata.

(ii)  If the Net Debt/EBITDAX Quotient is less than 1.50, Dividends contemplated by Section 2(a) shall be paid either in cash (“Cash Dividends”) or as PIK Dividends, subject to the terms of Section 2(b)(i) hereof and the Exit Facility.

(c)  Special Dividends, on As-Converted Basis. If and to the extent the Corporation intends to pay any dividend or make a distribution on shares of Common Stock, whether in the form of cash, securities, debt, assets or options, warrants or other rights, but excluding any dividend or distribution payable solely in shares of Common Stock (which shall result in an adjustment to the Conversion Price as described in Section 4(f)(ii) below) or any dividend as provided in Section 2(a) above (a “Special Dividend”), then any such Special Dividend shall be payable to the holders of shares of Common Stock and Series A Preferred Stock on a pari passu, pro rata basis (treating each holder of shares of Series A Preferred Stock as being the holder of the number of shares of Common Stock into which such holder’s shares of Series A Preferred Stock would have been converted if such shares were converted pursuant to the provisions of Section 4 hereof as of the record date for payment of such dividend or distribution). The record date for payment of any Special Dividend to holders of Series A Preferred Stock will be the same as the record date for payment of the Special Dividend to holders of Common Stock, whether or not a Business Day. The payment date of any Special Dividend to holders of Series A Preferred Stock will be the same date on which payment of such dividend is made to holders of Common Stock (“Special Dividend Payment Date”).

(d) Dividend Calculations. Dividends on the Series A Preferred Stock shall be calculated on the basis of a 360-day year, consisting of twelve (12), thirty (30) calendar day periods, and shall accrue quarterly commencing on the Effective Date, and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Corporation legally available for the payment of dividends. When a dividend is paid or deemed paid as a PIK Dividend, the number of shares so payable per share of Series A Preferred Stock shall be: (i) for any full Dividend Period, the full Dividend Rate divided by four, and (ii) for any partial Dividend Period, the Dividend Rate divided by four multiplied by a fraction, the numerator of which is the number of days elapsed during the period with respect to which the dividend is payable and the denominator of which is 90.

(e) Conversion Prior to or Following a Record Date. Except as otherwise set forth in Section 4(l), if the Conversion Date for any shares of Series A Preferred Stock is prior to the close of business on the record date for a dividend as provided in paragraphs (a) or (c) above, the holder of such shares shall not be entitled to any dividend in respect of such record date. If the Conversion Date for any shares of Series A Preferred Stock is after the close of business on the record date for a dividend as provided in subsections (a) or (c) above but prior to the corresponding Dividend Payment Date or Special Dividend Payment Date, as applicable, the holder of such shares as of the applicable record date shall be entitled to receive such dividend, notwithstanding the conversion of such shares prior to the applicable Dividend Payment Date or Special Dividend Payment Date, as applicable.

3. Transfer. If any shares of Series A Preferred Stock shall constitute “restricted securities,” as that term is defined in Rule 144 (or any successor rule) promulgated pursuant to the Securities Act, such shares shall be Transferred only pursuant to a registration statement filed with the SEC in accordance with the Securities Act and applicable state securities laws, or an exemption from the requirements of such registration.

4. Conversion Rights.

(a)   Optional Conversion by Holder. A holder shall have the right (the “Conversion Right”), at its option and at any time, to convert all or a portion of the shares of Series A Preferred Stock that it holds into Common Stock. Upon exercise of the Conversion Right as provided in this Section 4 (an “Optional Conversion”), the Corporation shall deliver to the holder the number of shares of Common Stock per share of Series A Preferred Stock equal to the quotient obtained by dividing (x) the product obtained by multiplying (i) the Liquidation Preference times (ii) an amount equal to one (1) plus the Per Share Makewhole Amount on the Conversion Date, by (y) the Conversion Price in effect on the Conversion Date. Immediately following such conversion, the right of the holder, as a holder of the converted Series A Preferred Stock, shall, except as set forth in Section 2(e) above cease, and such holder, or the Person or Persons designated by it as provided in Section 4(b), shall be treated for all purposes as having become the owner(s) of such Common Stock with respect to the shares of Series A Preferred Stock that have been converted.

(b) Manner of Conversion. To convert Series A Preferred Stock, a holder must (A) deliver to the Corporation a written notice specifying (1) the number of shares of Series A Preferred Stock to be converted, (2) the number of shares of Series A Preferred Stock owned prior to the conversion at issue, (3) the number of shares of Series A Preferred Stock owned subsequent to the conversion at issue, (4) the date on which such conversion is to be effective and (5) the name or names in which such holder wishes the certificate or certificates for shares of Common Stock to be issued or otherwise to be recorded on the Common Stock Register (such notice, the “Conversion Notice”), (B) if the Series A Preferred Stock is represented by a certificate or certificates, surrender the certificate or certificates evidencing the shares of Series A Preferred Stock to be converted, duly endorsed in a form satisfactory to the Corporation, to the Transfer Agent via the DTC’s Deposit/Withdrawal at Custodian system within two (2) Business Days of delivery of the Conversion Notice and (C) pay any transfer or similar tax required by subsection (d) below to be paid by the holder, if any. In the event that a holder fails to notify the Corporation of the number of shares of Series A Preferred Stock which it wishes to convert, (x) if its shares of Series A Preferred Stock are represented by a certificate or certificates, it shall be deemed to have elected to convert all shares represented by the certificate or certificates surrendered for conversion and (y) if its shares are not so represented, it shall be deemed to have elected to convert all shares registered in the name of the holder on the Preferred Stock Register. The date on which the holder satisfies the foregoing requirements is the “Conversion Date.”

No ink-original Notice of Conversion shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Notice of Conversion form be required. The calculations and entries set forth in the Notice of Conversion shall control in the absence of manifest or mathematical error.

Without limiting the rights and remedies of a holder of Series A Preferred Stock hereunder and without limiting the right of a holder of Series A Preferred Stock to deliver a Notice of Conversion to the Corporation, a holder whose interest in the Series A Preferred Stock is a beneficial interest in certificate(s) representing the shares of Series A Preferred Stock held in book- entry form through DTC (or another established clearing corporation performing similar functions), may effect conversions made pursuant to this Section 4 by delivering to DTC (or such other clearing corporation, as applicable) the appropriate form for conversion, complying with the procedures to effect conversions that are required by DTC (or such other clearing corporation, as applicable).

As soon as practical, and in any event within three (3) Business Days, following the Conversion Date, (x) if the Common Stock is then represented by certificates and the Corporation so elects, the Corporation shall deliver a certificate for the number of full shares of Common Stock issuable upon the conversion, and otherwise the Corporation shall record such shares on the Common Stock Register, and (y) if the Series A Preferred Stock is then represented by certificates and the Corporation so elects, the Corporation shall deliver a new certificate representing the unconverted portion, if any, of the shares of Series A Preferred Stock represented by the certificate or certificates surrendered for conversion, and otherwise the Corporation shall record such shares on the Preferred Stock Register. The Person in whose name the Common Stock certificate is registered, or the Person in whose name the shares of Common Stock are recorded on the Common Stock Register, shall be treated as the stockholder of record on and after the Conversion Date. Except as otherwise provided herein, the holder of record of a share of Series A Preferred Stock at the close of business on a record date with respect to the payment of dividends on the Series A Preferred Stock in accordance with Section 2 hereof will be entitled to receive such dividends with respect to such share of Series A Preferred Stock on the corresponding Dividend Payment Date, notwithstanding the conversion of such share after such record date and prior to such dividend payment date. If a holder of Series A Preferred Stock converts more than one share at a time, the number of full shares of Common Stock issuable upon conversion shall be based on the total Liquidation Preferences of all shares of Series A Preferred Stock converted by such holder at such time.

(c) Fractional Shares. The Corporation may not issue any fractional shares of Common Stock upon conversion of Series A Preferred Stock. Instead, subject to the terms of the Exit Facility, as applicable, the Corporation may, at the Corporation’s option, either (x) round any fractional share of Common Stock owed upon the conversion of Series A Preferred Stock up to the nearest whole share or (y) pay a cash adjustment to the holder of Series A Preferred Stock being converted based upon the Current Market Price on the Business Day prior to the Conversion Date.

(d) Tax. If a holder converts shares of Series A Preferred Stock, the Corporation shall pay any documentary, stamp or similar issue or transfer tax due on the issue of shares of Common Stock upon the conversion. However, the holder shall pay any such tax that is due because the shares are issued in a name other than the holder’s name.

(e)  Reservation of Shares; Listing. The Corporation shall reserve (and shall keep available and free from preemptive rights) and shall continue to reserve out of its authorized but unissued Common Stock or its Common Stock held in treasury a sufficient number of shares of Common Stock to permit the conversion of the Series A Preferred Stock in full, including conversion of shares of Series A Preferred Stock issuable as PIK Dividends as adjusted pursuant to Section 4(f). All shares of Common Stock that may be issued upon conversion of Series A Preferred Stock shall be fully paid and non-assessable. The Corporation shall comply with all securities laws regulating the offer and delivery of shares of Common Stock upon conversion of Series A Preferred Stock, and if at any time the Common Stock is listed on any national securities exchange or automated quotation system, the Corporation shall use its commercially reasonable efforts to list all shares of Common Stock that may be issued upon conversion of Series A Preferred Stock on such national securities exchange or automated quotation system on which the Common Stock is listed. All shares of Common Stock that are issued upon the exercise of Series A Preferred Stock shall, upon issuance, be validly issued, not subject to any preemptive rights, and, be free from all taxes, liens, security interests, charges, and other encumbrances with respect to the issuance thereof (collectively, “Encumbrances”), other than taxes in respect of any transfer occurring contemporaneously with such issue and Encumbrances created by the holder.

(f) Specific Adjustments. The Conversion Price shall be subject to adjustment as provided in this Section 4(f).

(i) Subdivisions and Combinations. In case the outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock or combined into a lesser number of shares of Common Stock, then the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision or combination becomes effective shall be adjusted to equal the product of the Conversion Price in effect on such date and a fraction the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such subdivision or combination, and the denominator of which shall be the number of shares of Common Stock outstanding immediately after such subdivision or combination. Such adjustment shall become effective retroactively to the close of business on the day upon which such subdivision or combination becomes effective.

(ii) Dividends or Distributions Payable in Common Stock. In case the Corporation shall pay or make a dividend or other distribution on Common Stock payable in shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the date fixed for the determination of stockholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator of which shall be the sum of such number of shares outstanding at the close of business on the date fixed for such determination and the total number of shares constituting such dividend or other distribution, such reduction to become effective retroactively to a date immediately following the close of business on the record date for the determination of the holders entitled to such dividends and distributions. For the purposes of this Section 4(f)(ii)), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Corporation.

(iii) Issuances of Common Stock Below Conversion Price. In case the Corporation shall issue or sell Common Stock or Common Stock Equivalents at a price per share less than the Conversion Price per share on the date fixed for the determination of stockholders or other persons entitled to receive such Common Stock or Common Stock Equivalents (treating the price per share of Common Stock, in the case of the issuance of any Common Stock Equivalent, as equal to (x) the sum of the price for such Common Stock Equivalent plus any additional consideration payable (without regard to any anti-dilution adjustments) upon the conversion, exchange or exercise of such Common Stock Equivalent divided by (y) the number of shares of Common Stock initially underlying such Common Stock Equivalent), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction (I) the numerator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription, purchase or acquisition would purchase at such Conversion Price (or, in the case of Common Stock Equivalents, the number of shares of Common Stock which the aggregate consideration received by the Corporation upon the issuance of such Common Stock Equivalents and receivable by the Corporation upon the conversion, exchange or exercise of such Common Stock Equivalents would purchase at the Conversion Price) and (II) the denominator of which shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription, purchase or acquisition (or, in the case of Common Stock Equivalents, the maximum number of shares of Common Stock into which such Common Stock Equivalents initially may convert, exchange or be exercised).

Such reduction shall become effective immediately on the issuance or sale of such Common Stock or Common Stock Equivalents. However, upon the expiration of any Common Stock Equivalent to purchase Common Stock, the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 4(f)(iii), if any such Common Stock Equivalent shall expire and shall not have been exercised, the Conversion Price shall be recomputed immediately upon such expiration and effective immediately upon such expiration shall be increased to the price it would have been (but reflecting any other adjustments to the Conversion Price made pursuant to the provisions of this Section 4 after the issuance of such Common Stock Equivalents) had the adjustment of the Conversion Price made upon the issuance of such Common Stock Equivalents been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such Common Stock Equivalents. No further adjustment shall be made upon exercise of any Common Stock Equivalent if any adjustment shall be made upon the issuance of such security. For the purposes of this Section 4(f)(iii), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. The Corporation will not issue any Common Stock Equivalents in respect of shares of Common Stock held in the treasury of the Corporation. In case at any time any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any shares of Common Stock or Common Stock Equivalents shall be issued or sold for cash, the consideration received therefor shall be deemed to be the amount received by the Corporation therefor, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. In case any shares of Common Stock or Common Stock Equivalents or any rights or options to purchase any Common Stock or Common Stock Equivalents shall be issued or sold for a consideration other than cash, the amount of the consideration other than cash received by the Corporation shall be deemed to be the Fair Market Value of such consideration, without deduction therefrom of any expenses incurred or any underwriting commissions or concessions or discounts paid or allowed by the Corporation in connection therewith. This Section 4(f)(iii) shall not apply to issuances of Common Stock or Common Stock

Equivalents to employees, directors and consultants of the Corporation, solely in their capacity as such, pursuant to any bona fide stock or option plan authorized by the Plan or duly adopted by a majority of the non- employee members of the Board of Directors or a majority of the members of a committee of non-employee directors established for such purpose, provided that in any event, the aggregate amount of shares of (x) Common Stock and (y) shares of Common Stock issuable upon conversion, vesting, exercise and/or settlement (or any similar event) of Common Stock Equivalents, in each case issued pursuant to all such plans, shall not exceed 12.5% of the shares of fully diluted Common Stock outstanding at the time of any such issuance.

(iv) Self-Tender Offers and Exchange Offers. In case a tender offer or exchange offer made by the Corporation or any subsidiary of the Corporation for all or any portion of the Common Stock shall expire and such tender offer or exchange offer shall involve the payment by the Corporation or such subsidiary of consideration per share of Common Stock (which, if payable other than in cash shall be the Fair Market Value thereof) at the last time (the “Expiration Time”) tenders or exchanges may be made pursuant to such tender or exchange offer (as it shall have been amended) that exceeds the average Daily VWAP over the five consecutive Trading Day period ending on, and including, the seventh Trading Day after the Expiration Time (the “Expiration Time Price”), the Conversion Price shall be reduced so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the Expiration Time by a fraction of which (I) the numerator shall be the number of shares of Common Stock outstanding (without giving effect to the purchase or exchange of shares of Common Stock pursuant to such tender or exchange offer) on the Expiration Time multiplied by the Expiration Time Price and (II) the denominator shall be the sum of (x) the Fair Market Value of the aggregate consideration payable to stockholders based on the acceptance (up to any maximum specified in the terms of the tender or exchange offer) of all shares validly tendered or exchanged and not withdrawn as of the Expiration Time and (y) the product of the number of shares of Common Stock outstanding (after giving effect to the purchase or exchange of shares of Common Stock pursuant to such tender or exchange offer) on the Expiration Time and the Expiration Time Price, such reduction to become effective immediately prior to the opening of business on the day following the Expiration Time. For the purposes of this Section 4(f)(iv), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Corporation. Except as provided in Section 4(l), if the application of this clause (iv) would result in an increase in the Conversion Price, no adjustment shall be made for such tender offer or exchange offer under this clause (iv).

(v) In case the Corporation at any time or from time to time shall issue any Junior Securities other than Common Stock or Common Stock Equivalents, then, in each such case, the Conversion Price shall be adjusted in such manner and at such time as determined in good faith by the Board of Directors upon the advice of a nationally recognized investment bank or other financial advisor approved by holders of shares of Series A Preferred Stock representing a majority of the outstanding shares of Series A Preferred Stock at such time as is fair and equitable in the circumstances to the holders of Series A Preferred Stock and consistent with the spirit and purposes of the adjustments pursuant to Sections 4(f)(i) through Section 4(f)(iv).

(g) Rounding. All calculations under Section 4(f) shall be made to the nearest 1/1,000th of a cent or to the nearest 1/1,000th of a share, as the case may be.

(h) Reduction of Conversion Price. The Corporation from time to time may reduce the Conversion Price for a period of not less than ten (10) Business Days if it considers such reductions to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of Common Stock by any amount.

(i) Par Value. No adjustment in the Conversion Price shall reduce the Conversion Price below the then par value of the Common Stock.

(j) Notices.

(i) If: (A) the Corporation takes any action which requires an adjustment in the Conversion Price pursuant to this Section 4, (B) the Corporation engages in a Fundamental Change, whether or not the Conversion Price is required to be adjusted pursuant to this Section 4, or (C) there is a dissolution or liquidation of the Corporation, the Corporation shall notify holders of the Series A Preferred Stock of the proposed record or effective date, as the case may be at least ten (10) days before such date; provided, however, that the failure to provide such notice or any defect in it shall not affect the validity of any transaction referred to in clause (A), (B) or (C) of this Section 4(j).

(ii) Whenever the Conversion Price shall be adjusted, the Corporation shall file with the Transfer Agent for the Series A Preferred Stock, if other than the Corporation, a certificate from the Corporation, duly signed by an authorized officer of the Corporation, briefly stating the facts requiring the adjustment and the manner of computing it, and provide notice to the holders of Series A Preferred Stock as provided herein.

(k) Deferral; Failure to Issue or Rescission. In any case in which this Section 4 shall require that an adjustment as a result of any event that becomes effective from and after a record date, the Corporation may elect to defer until after the occurrence of such event the issuance to the holder of any shares of Series A Preferred Stock converted after such record date and before the occurrence of such event of the additional shares of Common Stock issuable upon such conversion over and above the shares issuable on the basis of the Conversion Price in effect immediately prior to adjustment; provided, however, that if such event shall not have occurred and authorization of such event shall be rescinded by the Corporation (including a decision by the Corporation not to issue Common Stock or pay dividends, make distributions, or take other actions contemplated by Section 4(f)), the Conversion Price shall be recomputed immediately upon such rescission to the price that would have been in effect had such event not been authorized with respect to all holders of Series A Preferred Stock, provided that such rescission or decision is permitted by and effective under applicable laws.

(l) Makewhole. For purposes of determining the number of shares of Common Stock issuable upon an Optional Conversion, there shall be deemed to have been issued in respect of all shares of Series A Preferred Stock at the time outstanding (x) PIK Dividends through the Dividend Payment Date immediately preceding the date of the Conversion Date in respect of such Optional Conversion, including PIK Dividends on such PIK Dividends, to the extent accrued and not previously paid, and (y) PIK Dividends on (I) the shares of Series A Preferred Stock at the time outstanding and (II) any shares deemed issued pursuant to the preceding clause (x) accruing from the Dividend Payment Date immediately preceding the date of the Conversion Date in respect of such Optional Conversion, and all PIK Dividends on such PIK Dividends (the total amount of shares of Series A Preferred Stock deemed to have been issued in accordance with this Section 4(l) or Section 7, the “Makewhole Amount”).

5. Optional Redemption. Following the Effective Date, upon or after an Exit Facility Repayment, the Corporation shall have the right, but not the obligation, to redeem (an “Optional Redemption”) all, but not less than all, of the outstanding shares of Series A Preferred Stock by notice (an “Optional Redemption Notice”) to the holders of Series A Preferred Stock, for the Per Share Redemption Price per share of Series A Preferred Stock, which price shall be payable in cash. The Optional Redemption shall be effective on the date specified in the Optional Redemption Notice, which shall be no earlier than 30 days and no later than 60 days from the date of such notice, with respect to any shares of Series A Preferred Stock that have not been converted prior to the date of the Optional Redemption.

6. Mandatory Redemption. Following the Effective Date, if there shall occur a Fundamental Change, the Corporation shall, after the Exit Facility Repayment or to the extent not prohibited under the Exit Facility, redeem (a “Mandatory Redemption”) all, but not less than all, of the outstanding shares of Series A Preferred Stock by cash payment of the Per Share Redemption Price per share of Series A Preferred Stock within three (3) Business Days of the occurrence of such Fundamental Change. Notwithstanding the foregoing, in the event of a Mandatory Redemption pursuant to the preceding sentence, if the Corporation lacks sufficient cash to redeem all outstanding shares of Series A Preferred Stock, the Corporation shall redeem a pro rata portion of each holder’s shares of Series A Preferred Stock, based on the respective amounts which would otherwise be payable in respect of the shares to be redeemed if the Corporation possessed sufficient cash to redeem all such shares, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders. The Mandatory Redemption shall be effective on the date of the Fundamental Change with respect to any shares of Series A Preferred Stock that have not been converted prior to the date thereof.

7. Liquidation Event. Upon any Liquidation Event of the Corporation, each holder of shares of the Series A Preferred Stock will be entitled to payment out of the assets of the Corporation available for distribution, before any distribution or payment out of such assets may be made to the holders of any Junior Securities, and subject to the rights of the holders of any Senior Securities or Parity Securities approved, if and to the extent required, by the holders of Series A Preferred Stock in accordance with Section 8 hereof and the rights of the Corporation’s creditors, of an amount equal to the greater of (i) the Liquidation Preference payable with respect to the outstanding shares of Series A Preferred Stock and any accrued and unpaid dividends thereon, whether or not declared or (ii) such amount per share of Series A Preferred Stock as would have been payable had all shares of Series A Preferred Stock been converted into Common Stock pursuant to Section 4 immediately prior to such Liquidation Event. If, upon any Liquidation Event of the Corporation, the amounts payable with respect to the Series A Preferred Stock are not paid in full, the holders of the Series A Preferred Stock will share equally and ratably in any distribution of assets of the Corporation in proportion to the full Liquidation Preference and accumulated and unpaid dividends, if any, and other amounts payable in such event.

The following shall be regarded as “Liquidation Events” within the meaning of this Section 7: (a) the commencement of a voluntary or involuntary case with respect to the Corporation or any subsidiary holding all or substantially all of the Corporation’s assets (on a consolidated basis) pursuant to or within the meaning of Title 11 of the United States Code, (b) the appointment of a custodian for all or substantially all of the assets of the Corporation and its Subsidiaries, taken as a whole, (c) a general assignment by the Corporation for the benefit of its creditors and (d) any other liquidation, dissolution or winding-up of the affairs of the Corporation. To the maximum extent that any liquidating distribution is made in a combination of cash and property other than cash, the liquidating distributions to the holders of the Series A Preferred shall be made in cash to the maximum extent possible, in preference and priority to the liquidating distribution payable to any other capital stock (including, without limitation, any Junior Securities), other than, if properly approved in accordance with Section 8, Parity Stock (in which case, such distribution in cash shall be made pro rata) or Senior Securities. Whenever the distribution provided for in this Section 7 shall be payable in property other than cash, the value of such distribution shall be the Fair Market Value.

Neither the sale (for cash, shares of stock, securities or other consideration) of all or substantially all of the assets or business of the Corporation (other than in connection with the liquidation, winding-up or dissolution of the Corporation), nor the merger or consolidation of the Corporation into or with any other Person, shall be deemed to be a voluntary or involuntary liquidation, winding-up or dissolution of the Corporation for the purposes of this Section 7.

After the payment to any holder of Series A Preferred Stock of the full amount as contemplated by this Section 7 for each such share of such holder’s Series A Preferred Stock, such holder (as such) shall have no right or claim to any of the remaining assets of the Corporation with respect to such shares of Series A Preferred Stock.

8. Voting Rights.

(a) Voting with Common Stock. The holders of Series A Preferred Stock shall be entitled to notice of all annual or special meetings of stockholders or action of stockholders by written consent without a meeting, given in accordance with the Corporation’s bylaws and the DGCL, and except as otherwise required by applicable law, the holders of the Series A Preferred Stock shall be entitled to vote (which term shall include written consent without a meeting) on all matters submitted to the stockholders for a vote, voting together with the holders of the Common Stock as a single class, with each share of Series A Preferred Stock entitled to a number of votes equal to the voting power of one share of Common Stock, multiplied by the number of shares of Common Stock issuable upon conversion of the Series A Preferred Stock as of the record date for such vote or, if no record date is specified, as of the date of such vote (in each case, including any Series A Preferred Stock issuable in respect of any accrued but unpaid dividends to, but not including, such date).

(b)   Class Voting. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment, merger, reorganization, reclassification, recapitalization, conversion, consolidation or otherwise, do any of the following without (in addition to any other vote required by law or the Certificate of Incorporation) the affirmative vote or consent of the Requisite Holders voting as a separate class and any act or transaction entered into or purportedly consummated without such vote or consent shall be void ab initio and of no force and effect:

(i) authorize, allow or undertake any liquidation, dissolution or winding-up of the affairs of the Corporation;

(ii) issue or pay any dividend, distribution or other payment with respect to Junior Securities other than Common Stock; or

(iii) amend or alter the Corporation’s Certificate of Incorporation (or this Exhibit A) to amend the terms of the Series A Preferred Stock.

9. Information Rights. The holders of the Series A Preferred Stock shall have the right to receive all reports, notices and other information delivered to the holders of the Common Stock, at the same time and in the same manner as the holders of the Common Stock.

10. Amendment. So long as any shares of Series A Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly, by amendment, merger, reorganization, reclassification, recapitalization, conversion, consolidation or otherwise, amend the terms of the Series A Preferred Stock in any manner that would alter or change the powers, preferences or special rights of the Series A Preferred Stock without (in addition to any other vote required by law or the Certificate of Incorporation) the affirmative vote or consent of the Requisite Holders. Any amendment to the terms of the Series A Preferred Stock, including, but not limited to, any amendment to this Exhibit A of the Certificate of Incorporation, of which this Exhibit A forms a part, entered into without such vote or consent shall be void ab initio and of no force and effect.

11. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, preferences and relative, participating, optional or other special rights, other than those specifically set forth in this Exhibit A (as it may be amended from time to time) and in the Certificate of Incorporation, of which this Exhibit A forms a part. The shares of Series A Preferred Stock shall have no preemptive or subscription rights.

12. Headings of Subdivisions. The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.

13. Severability of Provisions. If any voting powers, preferences and relative, participating, optional and other special rights of the Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Exhibit A (as it may be amended from time to time) is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, preferences and relative, participating, optional and other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof set forth in this Exhibit A (as so amended) which can be given effect without the invalid, unlawful or unenforceable voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof shall, nevertheless, remain in full force and effect and no voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof herein set forth shall be deemed dependent upon any other such voting powers, preferences and relative, participating, optional or other special rights of Series A Preferred Stock and qualifications, limitations and restrictions thereof unless so expressed herein.

14. Re-issuance of Series A Preferred Stock. The Board of Directors shall take all necessary action to promptly retire shares of Series A Preferred Stock that have been issued and reacquired by the Corporation in any manner, including shares purchased or redeemed or exchanged or converted, whereupon such retired shares shall resume the status of authorized but unissued shares of Preferred Stock of the Corporation undesignated as to series and may be designated or re-designated and issued or reissued, as the case may be, as part of any series of Preferred Stock of the Corporation, provided that any issuance of such shares as Series A Preferred Stock must be in compliance with the terms hereof.

15. Mutilated or Missing Series A Preferred Stock Certificates. If physical certificates are issued for the Series A Preferred Stock and if any of such Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Corporation shall issue, at the holder’s expense, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of evidence of such loss, theft or destruction of such Series A Preferred Stock certificate and indemnity and/or a bond, if requested, satisfactory to the Corporation and the Transfer Agent (if other than the Corporation).

16. Taxes. All payments and distributions (or deemed distributions) on the shares of Series A Preferred Stock (and any shares of Common Stock issued upon conversion thereof) shall be subject to withholding and backup withholding of tax to the extent required by law, and such amounts withheld, if any, shall be treated as received by the holders of Series A Preferred Stock. Notwithstanding the foregoing, the Corporation shall treat the Series A Preferred Stock as “common stock” for purposes of Section 305 of the Internal Revenue Code of 1986, as amended, and shall prepare all U.S. federal income and withholding tax returns and tax filings consistent with such treatment. To the fullest extent permitted by law, the Corporation shall pay any and all stock transfer and documentary stamp taxes that may be payable in respect of any issuance or delivery of shares of Series A Preferred Stock or shares of Common Stock or other securities issued on account of Series A Preferred Stock pursuant hereto or certificates representing such shares or securities. The Corporation shall not, however, be required to pay any such tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Common Stock or other securities in a name other than that in which the shares of Series A Preferred Stock with respect to which such shares or other securities are issued or delivered were registered, and the Corporation shall not be required to make any such issuance or delivery unless and until the Person otherwise entitled to such issuance or delivery has paid to the Corporation the amount of any such tax or has established, to the satisfaction of the Corporation, that such tax has been paid or is not payable.

17. Notices. Except as otherwise set forth herein, all notices to be provided by the Corporation to holders of Series A Preferred Stock hereunder shall be delivered by a notice sent to holders of Series A Preferred Stock by first class mail, postage prepaid, or by electronic mail or facsimile, or by such other manner as may be permitted by the DGCL.

18. Adjustment to Liquidation Preference. The Liquidation Preference shall be subject to equitable adjustment in a manner not adverse to the holders of Series A Preferred Stock if and whenever there shall occur a stock split, combination, reclassification or other similar event involving the Series A Preferred Stock. Such adjustments shall be determined in good faith by the Board of Directors (or an authorized committee thereof) of the Corporation and submitted by the Board of Directors (or such authorized committee thereof) to the Transfer Agent.

19. Certain Definitions. As used in this Exhibit A, the following terms shall have the following meanings (with terms defined in the singular having comparable meanings when used in the plural and vice versa), unless the context otherwise requires:

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Common Stock Equivalent” means any security or obligation which is by its terms, directly or indirectly, convertible into or exchangeable or exercisable for, or evidencing the right to purchase, shares of Common Stock (other than such instruments issued pursuant to a dividend reinvestment plan or share purchase plan or similar plans), including, without limitation, any option, warrant or other subscription or purchase right with respect to Common Stock or any Common Stock Equivalent.

“Common Stock Register” means a register maintained by the Corporation, the Transfer Agent, DTC or other agent of the Corporation for the purpose of recording the holders of record of shares of Common Stock.

“Conversion Price” means a price per share of Common Stock equal to $14.00, subject to adjustment from time to time pursuant to the terms of Section 4 hereof.

“Current Market Price” means, on any day, the average of the Daily VWAP for the five (5) consecutive Trading Days ending the Trading Day immediately prior to the day in question, except with respect to issuances of Common Stock or Common Stock Equivalents to employees, directors and consultants, in which case Current Market Price shall be the Market Price on the date of grant.

“Daily VWAP” means the consolidated volume-weighted average price per share of Common Stock as displayed under the heading “Bloomberg VWAP” on the Bloomberg page for the “<equity> AQR” page corresponding to the “ticker” for such Common Stock (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the Market Price of one share of such Common Stock on such Trading Day). The “volume weighted average price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

“Dividend Rate” means, with respect to Cash Dividends, 10% per annum of the Liquidation Preference and, with respect to PIK Dividends, 15% per annum of the Liquidation Preference.

“DTC” means The Depository Trust Company.

“Effective Date” means May 17, 2021, or such other date upon which the Corporation’s Chapter 11 Plan of Reorganization becomes effective, being the initial issue date of the Series A Preferred Stock.

“Exit Facility” means Second Amended and Restated Credit Agreement, dated as of May 17, 2021, by and among Gulfport Energy Operating Corporation, a Delaware corporation, as borrower, Gulfport Energy Corporation, a Delaware corporation, as holdings, each of the lenders from time to time party thereto and The Bank of Nova Scotia, as administrative agent (as amended, restated, amended and restated, supplemented or otherwise modified from time to time).

“Exit Facility Repayment” shall mean “First-Out Payment in Full” as defined in the Exit Facility on the date hereof.

“Fair Market Value” means fair market value as determined by a nationally recognized investment banking firm, financial advisor or other appraiser selected in good faith by the Board of Directors and approved by holders of shares of Series A Preferred Stock representing a majority of outstanding shares of Series A Preferred Stock at such time; provided that the Fair Market Value of any cash dividend or distribution shall be the amount of such cash dividend or distribution.

“Fundamental Change” means (a) a merger or consolidation (each, a “Combination”) in which (i) the Corporation is a constituent party or (ii) a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such Combination, except any such Combination involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such Combination continue to represent, or are converted into or exchanged for equity securities that represent, immediately following such Combination, at least a majority, by voting power, of the equity securities of (1) the surviving or resulting party or (2) if the surviving or resulting party is a wholly owned subsidiary of another party immediately following such Combination, the parent of such surviving or resulting party; or (b) the sale, lease, transfer, assignment, conveyance, license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary or subsidiaries of the Corporation, of all or substantially all of the assets or business of the Corporation and its subsidiaries, taken as a whole (or, if substantially all of the business or assets of the Corporation and its subsidiaries, taken as a whole, are held by one or more subsidiaries, the sale or disposition (whether by consolidation, merger, conversion or otherwise) of such subsidiaries of the Corporation), except where such sale, lease, transfer or other disposition is made to the Corporation or one or more wholly owned subsidiaries of the Corporation.

“Issuance Date” means the date on which the Series A Preferred Stock were first issued.

“Liquidation Preference” means $1,000 per share of Series A Preferred Stock.

“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of the shares of the Common Stock or of such security, as applicable, on the NYSE on such day. If the Common Stock or such security, as applicable, is not listed on the NYSE as of any date of determination, the Market Price of the Common Stock or such security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or if the Common Stock or such security, as applicable, is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Common Stock or such security, as applicable, in the over-the- counter market as reported by OTC Markets LLC or similar organization, or, if that bid price is not available, the Market Price of the Common Stock or such security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the Common Stock or such security.

“Parity Securities” means securities ranking on a parity with Series A Preferred Stock with respect to dividends and distributions or on the occurrence of a Liquidation Event.

“Per Share Makewhole Amount” means, as of any date, the Makewhole Amount calculated as of such date in respect of a single share of Series A Preferred Stock.

“Per Share Redemption Price” means, as of any date, the Redemption Price calculated as of such date in respect of a single share of Series A Preferred Stock.

“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, trust, governmental authority or other entity of any kind.

“Plan” means the Corporation’s Chapter 11 Plan of Reorganization.

“Preferred Stock Register” means a register maintained by the Corporation, the Transfer Agent, DTC or other agent of the Corporation for the purpose of recording the holders of record of shares of Series A Preferred Stock.

“Redemption Price” means the greater of (i) the aggregate value of the Series A Preferred Stock, calculated by the Current Market Price of the number of shares of Common Stock into which, subject to redemption, such Series A Preferred Stock would have been converted if such shares were converted pursuant to the provisions of Section 4 hereof at the time of such redemption and (ii) (y) if the date of such redemption is on or prior to the Three Year Anniversary Date, the sum of the Liquidation Preference plus the sum of all unpaid PIK Dividends through the Three Year Anniversary Date, or (x) if the date of such redemption is after the Three Year Anniversary Date, the Liquidation Preference.

“Requisite Holders” means, at any time, the holders of shares of Series A Preferred Stock representing a majority of the outstanding shares of Series A Preferred Stock at such time with respect to matters described in Section 8(b) and Section 10.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Securities” means securities ranking senior to the Series A Preferred Stock with respect to dividends or distributions or on the occurrence of a Liquidation Event.

“Three Year Anniversary Date” means the date that is three years from the Issuance Date.

“Trading Day” means any day on which trading in listed securities occurs on the principal U.S. national securities exchange on which the Common Stock is then listed or, if the Common Stock is not so listed, any day on which trading in listed securities occurs on the NYSE.

“Transfer” means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, gift, or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, give, or otherwise dispose of. A Transfer of shares of Series A Preferred Stock held by a stockholder shall also include any Transfer of such stockholder or any direct or indirect interest in a stockholder that constitutes a direct or indirect change of control of 50% or more of the voting rights of the stockholder.

“Transfer Agent” shall be Computershare Trust Company, N.A., the Corporation’s duly appointed transfer agent for the Series A Preferred Stock, unless and until a successor is selected by the Corporation as provided herein.

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